Exhibit 10.17

June 18, 2010

Edward Swabb, M.D., Ph.D.

[ADDRESS]

CONSULTING AGREEMENT

Dear Dr. Swabb,

This letter will serve as the agreement (the “Agreement”) between Myriad Pharmaceuticals, Inc. (“Myriad”), with a business address at 305 Chipeta Way, Salt Lake City, Utah 84108, and Edward Swabb (the “Consultant”), with a business address at [ADDRESS], that will cover the Consultant’s consulting services to assist Myriad in matters concerning drugs under development at Myriad (the “Services”).

1.	Term. This Agreement will be effective as of the date it is signed by both parties and will continue in effect for a period of one (1) year from the date this agreement is signed by both parties. This Agreement may be extended by further written agreement between the Consultant and Myriad.

2.	Services. The scope of Services will relate to consulting with Myriad in matters concerning drugs under development at Myriad. In exchange for the agreed consulting fee, the Consultant will be reasonably available to consult by phone or in person at Myriad, or another mutually agreeable site, with Myriad personnel. The dates for visits to Myriad will be arranged by mutual agreement.

3.	Compensation. Myriad will pay the Consultant an hourly fee for Services rendered in the amount of three hundred dollars ($300) per hour, rounded to the nearest one-quarter hour. In addition, Myriad will reimburse Consultant for the Consultant’s reasonable out-of-pocket expenses actually incurred, including travel expenses, subject to advance written approval by Myriad. While on call for medical monitoring, Myriad will pay to Consultant a minimum on-call fee of $300 per day, which will be due whether any services are provided but which will be applied in partial payment of any actual services provided by Consultant during that day. The Consultant will be responsible for payment of all federal, state and local tax obligations that arise from payments to the Consultant from Myriad under this Agreement. The Consultant will provide Myriad with an invoice on a monthly basis for consulting services actually rendered, which shall include a detailed description of the Services rendered, dates on which such Services were rendered, a detailed description of all expenses, the Consultant’s billing address and Social Security Number/Federal Tax ID number. Myriad will not be obligated to reimburse any expenses not documented with a receipt. Myriad does not reimburse travel time.

Consulting Agreement

4.	Confidentiality. During the term of this Agreement, Myriad may disclose certain information concerning its business, products, services, proposed new products, proposed new services, technology, research results, designs, techniques, formulas, computer programs, and other information and materials which embody trade secrets or technical or business information which is confidential and proprietary to Myriad and which is not generally known to the public (collectively “Confidential Information”). The Consultant agrees not to disclose or otherwise make use of any Confidential Information other than to perform services for Myriad under this Agreement, without Myriad’s prior written consent, which consent may be withheld in the sole discretion of Myriad. If the Consultant is in doubt as to whether certain information is considered confidential by Myriad, Myriad, upon request, shall advise the Consultant whether such information is confidential. The obligations under this paragraph will survive termination of this Agreement. The Consultant shall assume full responsibility and liability to Myriad for any unauthorized use or disclosure of any Confidential Information by Consultant.

5.	Ownership of Work Products and Intellectual Property. Myriad shall have complete and exclusive ownership of all ideas, discoveries, inventions, deliverables and work product, including all materials, produced or reduced to practice by the Consultant pursuant to this Agreement (the “Work Product”). All Work Product, including but not limited to compositions of matter, processes, machinery and apparatus, and uses thereof, which the Consultant may develop, improve, discover or invent as a result of the Services, shall become the sole property of Myriad and shall be immediately disclosed and assigned to Myriad. Myriad shall have the right to publish, in its sole discretion, such improvements, discoveries or inventions. All Work Product created hereunder shall be done on a “WORKS FOR HIRE” basis.

6.	Representations and Warranties. The Consultant represents and warrants that all Services provided under this Agreement shall be original and independently provided without use of any other third party’s equipment, facilities, funding, or intellectual property rights.

7.	Independent Contractor. The Consultant will perform all obligations under this Agreement as an independent contractor, and not as an agent, employee or representative of Myriad. The Consultant shall indemnify and hold Myriad harmless from and against any and all claims for employment taxes or benefits, if any, with respect to the Services performed hereunder.

8.	Assignment. This Agreement will not be assignable nor will the performance of obligations hereunder be delegable without the prior written consent of Myriad.

9.	Termination. Either party may terminate this Agreement at any time with or without cause upon thirty (30) days written notice.

Consulting Agreement

10.	Entire Agreement. This letter sets forth the entire agreement between Myriad and the Consultant with regard to the Services. This Agreement may be modified or amended only by an agreement in writing signed by both Myriad and the Consultant.

11.	Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of Utah, without reference to its choice of law rules. Venue for any disputes arising under this Agreement shall be in any state or federal court in and for Salt Lake County, Utah.

12.	Effect on Stock Options. This Agreement does not constitute continued service as a “Consultant”, as such term is defined in the Myriad 2009 Employee, Director and Consultant Equity Incentive Plan (the “2009 Plan”) in order for the Consultant to be deemed a “Consultant” under the 2009 Plan and to continue to vest in the Consultant’s outstanding stock options that have been granted under the 2009 Plan, and the Consultant hereby agrees that all outstanding stock options held as of the date of the Consultant’s last day of employment terminate based upon such date and not upon termination of this Agreement.

13.	Indemnification. Myriad shall indemnify, defend and hold harmless Consultant from any and all claims by third parties for losses, injuries, harm, costs or expenses, including without limitation, reasonable attorney’s fees, (the “Claims”) incurred by Consultant as a result providing Services under this Agreement, except to the extent such Claims arise from Consultant’s negligence or willful misconduct, breach of this Agreement, or failure to follow any regulatory rules applicable to the Services provided. Myriad shall have no obligation to indemnify, defend or hold harmless the Consultant unless Consultant give Myriad written notice of any Claim for which it seeks to be indemnified under this Agreement within ten (10) working days of receiving or being notified of any Claim. Myriad shall have sole control over the defense and settlement of any Claims, including the sole right to select and direct legal counsel, and shall have the right to settle any Claims at Myriad’s expense. Consultant shall fully cooperate with Myriad and its legal representatives in the investigation and defense of any Claim covered under this Agreement.

14.	This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both together shall be deemed to be one and the same agreement. Facsimile signatures shall be accepted as originals.

If the terms of this Agreement are acceptable to you, please sign in the space provided below and return one of the enclosed duplicate originals to Myriad, Attention: General Counsel.

Consulting Agreement

We look forward to working with you.

Sincerely,	Accepted:

MYRIAD PHARMACEUTICALS, INC.	CONSULTANT

/s/ Andrew Gibbs	/s/ Edward A. Swabb
Andrew Gibbs
Vice President, Legal

Date: June 18, 2010	Date: June 18, 2010